Exhibit (a)67

THE GLENMEDE FUND, INC.

ARTICLES SUPPLEMENTARY

The Glenmede Fund, Inc., a Maryland corporation registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Pursuant to Section 2-208 of the Maryland General Corporation Law and the authority expressly given to the Board of Directors in Article Fifth of the Corporation’s charter (the “Charter”), the Board of Directors of the Corporation (the “Board of Directors”), by resolutions duly adopted, reclassified the authorized but unissued shares of common stock, par value $.001 per share (the “Common Stock”), of the Corporation in the classes set forth below as shares of unclassified Common Stock, having the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of unclassified Common Stock as set forth in the Charter:

Name of Class	Number of Shares of Common Stock Reclassified
Core Fixed Income Portfolio	160,000,000
High Yield Municipal Portfolio	80,000,000
Short Term Tax Aware Fixed Income Portfolio	80,000,000
Municipal Allocation Portfolio	80,000,000

SECOND: These Articles Supplementary do not change the total number of shares of Common Stock that the Corporation has authority to issue. The total number of shares of stock which the Corporation is presently authorized to issue remains 6,000,000,000 shares of Common Stock, classified as follows:

Name of Class	Number of Shares of Common Stock Allocated
Equity Income Portfolio	80,000,000
Global Secured Options Portfolio	120,000,000
Quantitative International Equity Portfolio	120,000,000
Quantitative U.S. Large Cap Growth Equity Portfolio —
Advisor Shares	240,000,000
Institutional Shares	140,000,000
Quantitative U.S. Large Cap Core Equity Portfolio —
Advisor Shares	155,000,000
Institutional Shares	155,000,000
Quantitative U.S. Long/Short Equity Portfolio—
Advisor Shares	120,000,000
Institutional Shares	120,000,000
Quantitative U.S. Large Cap Value Equity Portfolio	80,000,000

Quantitative U.S. Small Cap Equity Portfolio	80,000,000
Responsible ESG U.S. Equity Portfolio	80,000,000
Secured Options Portfolio
Advisor Shares	160,000,000
Institutional Shares	160,000,000
Small Cap Equity Portfolio —
Advisor Shares	180,000,000
Institutional Shares	135,000,000
Strategic Equity Portfolio	150,000,000
Quantitative U.S. Total Market Equity Portfolio	120,000,000
Women in Leadership U.S. Equity Portfolio	80,000,000
Unclassified	3,525,000,000
Total	6,000,000,000

THIRD: The shares of Common Stock reclassified pursuant to these Articles Supplementary have been reclassified by the Board of Directors under the authority contained in the Charter.

FOURTH: The undersigned officer of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of such officer’s knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its President and attested by its Secretary as of this 13th day of September, 2024.

ATTEST:	THE GLENMEDE FUND, INC.

/s/ Michael P. Malloy	By:	/s/ Kent E. Weaver
Michael P. Malloy		Kent E. Weaver
Secretary		President

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